Exhibit 99.2

Cortland Bancorp Declares Quarterly Cash Dividend of $0.08 Per Share

CORTLAND, Ohio, Oct. 31, 2017 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQX:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share.  The dividend will be payable on December 1, 2017, to shareholders of record at the close of business on November 13, 2017.

“We are pleased that our strong financial results have again allowed us to pay our quarterly cash dividend,” said James Gasior, President and Chief Executive Officer.  “Our quarterly cash dividend reflects our continuing commitment to provide an attractive return to our shareholders.” At the stock price of $18.75 per share at the close of the market on October 30, 2017, the current dividend equates to a yield of 1.7% on an annualized basis.

Cortland Bancorp recently reported earnings of $2.1 million, or $0.49 per share, for the third quarter of 2017, versus $1.2 million, or $0.27 per share, for the third quarter of 2016.  Year-to-date, earnings were $4.3 million or $0.98 per share, versus $3.7 million, or $0.85 per share for the first nine months of 2016.

About Cortland Bancorp
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Ashtabula in Northeastern Ohio and two financial service centers in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Bank visit http://www.cortlandbank.com.

CONTACT:
James M. Gasior, President & CEO
(330) 282-4111